Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 52 to Registration Statement No. 811-04010 on Form N-1A of our report dated January 29, 2014, relating to the financial statements and financial highlights of OCM Gold Fund (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended November 30, 2013, and to the references to us under the headings “Financial Highlights” in the Prospectus and “General Information” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
March 28, 2014